MEMORANDUM OF AGREEMENT Norwegian shiphrokers’ assocation’s vemo randum of agreement for sale and purchase of ships adopred by The balance and Intercoucil (BIMOCO)in 1956 SALEFORM 1993 Revised 1996 .1983 1986/87and Dated: 20 May 2008 KALISTOS MARITME CORP. of Marshall Islands or Guaaranteed nominee hereinafter called the Sellers, have agreed to sell, and
SEANERGY MARITIME CORP. of Marshall Islands or Guaranteed nominee 1 hereinafter called the Buyers, have agreed to buy 2 Name: AFRICAN ZEBRA 3 Classification Society/Class: Bureau Veritas OS041S 4 Built: 1985By: CSBC TAIWAN 5
Flag:BAHAMAS Place of Registration; NASSAU 6
Call Sign: C6XD9 Grt/Nnt: 23, 207mt M2, 363 mi 7
Register Number: 8000937 8
hereinafter called the Vessel, on the following terms and conditions: 9 Definitions 10 “Banking days” are days on which banks are open both in the country of the currency 10 stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause B. 11 “In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, 12 a registered letter, telex, telefax or other modern form of written communication. 14 “Classification Society” or “Class” means the Society referred to in line 4. 15 “Master Agreement” means a master agreement of even date herewith made by and among, inter alios, the Seanergy and the Sellers. “Shareholder Approval” has the meaning set forth in the Master Agreement. “Effective Date” means the date of issuance of the Shareholder Approval. “Seanergy” means Seanergy Maritime Corporation of Marshall Islands, being the parent company of the Company to be nominated as buyer of the Vessel and of the buying companies of the other Vessels referred to in Clause 17. 1. Purchase Price 16 USD 34, 500, 000 cash (Thirty four million five hundred United States Dollars) only, 2. Deposit 17
As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 20% 18
(twenty per cent} of the Purchase Price as per Clause 17. within 3 (throe) banking days from tho - date of this Agreement by both parties. This deposit shall be placed with FBB — First Business Bank, 62 INotara & Sotiros Dios Str, Piraeus, Greece. Phone: + 30 210 41 18 711, Fax: + 30 21041 32 058, 20
and held by them in a joint account between Sellers and the Buyers :, to be released in accordance with joint written instructions of the Sellers and the Buyers, The Buyers to produce all documents required for the opening of the joint account. Interest, if any, to be credited to the 22

Buyers. Any fee charged for holding the said deposit shal be borne equally by the Sellers and the 23
Buyers. The expenses for the opening of the joint accoun and the closing fees to be shared equally between the Sellers and the Buyers 24
3. Payment (See also Clause 47-) 25 The said Purchase Price shall be paid in full free of bank charges to Sellers to: HSH NORDBANK AG HAMBURG, GERMANY, SORT CODE: 21050000. with JP MORGAN CHASE BANK NA NEW YORK, USA. SWIFT: CHASUS33, ACCOUNT: 001-1-331808 in favor of LINCOLN FINANCE CORP., USD ACCOUNT:
1100175430, IBAN: DE15210500001100175430 26
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on delivery of the Vessel, but not later than 3 banking days after the Vesse! is in every respect 28 physically ready for delivery in accordance with the terms and conditions of this Agreement and 29
Notice of Readiness has been given in accordance with Clause 5. 30
4. Inspections 31
The-Buyers have waived their right to inspect-the-Vessel-and her- class records. a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers 32 have also inspected the Vessel at/in DURBAN 33 and have accepted the Vessel following this inspection and the sale is outright and definite, 34 subject only to the terms and conditions of this Agreement, 35 b)* The Buyers-shall have-the F-tgfrt-te-ifrepect the Vessel’s classifcation-records and declare 36 whether same-are accepted or not within 37 The-Sollers shall provide for inspection-of the Vessel at/in 38 The- Buyers shall undertake the-tnspection without undue delay-to tha Vessel. Should the 39 Buyers cause-undue delay-they shall compensate the Sellers for-the-lesses thereby incurred. 40 Tee-Buyers shall inspeet-the-Vessel-without opening up and without cost to the Sellers. 41 During tho inspection, the Vessels deck and engine log books shall-be made ovailable for 42 examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall 43 become outright and definite, subject -only to the terms and conditions of this Agreement, 44 provided-the Sellers-peeeive written notice of acceptance from the Buyers within 72 hours 45 after completion of such inspection. 46 Should notice of acceptance of the Vessel’s classification records-and of thg-Vesset-not-be 47 received-by the Sellers-as-aforesaidi the -deposit together with interest corned shall be 46 feteased-immediately to the Buyers, whereafter this Agreement shall bo null and void. 49
* 4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, 50 alternative 4a) to apply. 51
5. Notices, time and place of delivery 52
a)The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall 53 provide the Buyers with 30, 21, 14 and 7 days approximate definite and 24 hours definite 54 notice of the estimated time of arrival at Hie intended place of drydeckinig/underwater 55 inspection/delivery. 56
When the Vessel is at the place of delivery and in every respect physically ready for delivery 57 in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of 58
Readiness for delivery, b)The Vessel shall be delivered and taken over cargo free and stowaways free at a safe and 59 accessible port, anchorage, and/or safe and accessible berth always safely afloat at Sellers’ 60 option at a place to be mutually agreed. Place of delivery in accordance with Vessel’s trade/charter obligation. Expected time of delivery: to be mutually agreed 61 Dale of canceling as per Clause 24 (see-Glauses-5-e), 6 b) (iii) and 14 -30th-Septembier-i-2-CQ§ in 62 Buyers’ option but if vessel is on a sea passage that takes her beyond this date, then the ve ssel 63 wilt be delivered at the first next port of call but immediately after the original canceling date and therefore canceling date will be extended accordingly. c)If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the 64 Vessel will not be ready for delivery by the cancelling bate they may notify the Buyers in 65 writing stating the date when they anticipate that the Vessel will be ready for delivery and 66 propose a new cancelling date. Upon receipt of such notification the Buyers shall have the 67 option of either cancelling this Agreement in accordance with Clause 14 within 7 running 68 days of receipt of the notice or of accepting the new date as the new cancelling date. If the 69 Buyers have not declared their option within 7 running days of receipt of the Sellers’ 70 notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification 71 shall be deemed to be the new cancelling date and shail be substituted for the cancelling date stipulated in line 61, If this Agreement is maintained with the new cancelling date all other terms and conditions 72 hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full 73 force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any 74 claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by 75 the original cancelling date. 76 7 d)Should the Vessel become an actual, constructive or compromised total loss before delivery 7: the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void. 7
6 Drydocking/Divers Inspection 8 a)*[1] The Sellers shall place the Vessel in dfydock at the port of delivery for inspection-by -the 8
G-lassification-Seciety of the Vessel’s underwater parts below the dcopest-loa4-ltfleT-toe 8 extent of the inspection being in accordance-with the-Classification-Society’s rules. If the 8 fudder, propeller, bottom or other undsrwator-parts-£etow4be-deepost-toad-4me arc found 8 broken, damaged-or defective so as to affect the Vossel’c class, such defects-stall be mode 8 good at the Sellers’ expense to the satisfaetion of the Classification Society without condition/rooommondaliotf*
b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the vessel. The Sellers shall at their 9; cost make the Vessel available for such inspection. The extent of the inspection and the 9; conditions under which it is performed shall be to the satisfaction of the Classification 9:
Society. If the conditions at the port of delivery are unsuitable for such inspection, the 9,
Sellers shall make the Vessel available at a suitable alternative place near to the delivery 9;
port. Inspection of Vessel’s underwater parts shall be carried out in the presence of class surveyor to be invited by the Sellers and Sellers’/Buyers’ representatives.
9;
(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line 9 are found broken, damaged or defective so as to affect the Vessel’s class, then unless 9 repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers 9 shall arrange for the Vessel to be drydocked at their expense for inspection by the 10; Classification Society of the Vessel’s underwater parts below the deepest load line, the 10;
extent of the inspection being in accordance with the Classification Society’s rules. If the 10:
rudder, propeller, bottom or other underwater parts below the deepest load line are found 10;
broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made 10;
good by the Sellers at their expense to the satisfaction of the Classification Society 10; without condition/recommendation*. In such event the Sellers are to pay also for the cost of 10;
the underwater inspection and the Classification Society’s attendance.
The Buyers’ Class and the Sellers’ Class shall at all times be the sole arbitrators as to whether deey FReffe-as-sseH-as-pos&ibie QftaMrte-date-ef-4ri4S-AgreefrteF& 1-SG
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of 197
Delivery and Acceptance confirming the date and tims of delivery of the Vessel from the Sellers to the 108 Buyers. 193
At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as we!i as all 200
Plans/drawings/insiructionbooks relative to main engine and auxiliaries/SOPEF/pubtications as on board, etc., which are on board the Vessel. Other certificates which are on board the Vessel 201 shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the 202
Buyers to have the right to take copies. Aii other technical documentation and pians, etc. ashore which may 203 be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so 204 request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take 205 copies of same. 20G 9. Encumbrances 207
The Sellers warrant that the Vessel, at the time of delivery, is free from all etertefs, encumbrances, mortgages and/or maritime liens or any other debts and/or claims whatsoever against the Vessel and/or the 20E
Sellers, The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made 210 against the Vessel which have been incurred prior to the time of delivery and reference to clause 7. 3 of the Maste r Ag reement 211
10. Taxes, etc. 212
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag 213 shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ 214 register shall be for the Sellers’ account. 215
11. Condition on delivery 216
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is 217 delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be 218

16. Arbitration 262
a)* This Agreement shall be governed by and construed in accordance with English law and 253 any dispute arising out of this Agreement shall be referred to arbitration in London before three Arbitrators in accordance with the Arbitration Act 1996 or any statutory modification or 264 re-enactment thereof for the time being in force and the terms of the London Maritime Arbitration Association then in force, one arbitrator being appointed by each party. 265 On the receipt by one party of the nomination in writing of the other party’s arbitrator, 267 that party shall appoint their arbitrator within fourteen days. 268
If that party does not appoint its own arbitrator within the fourteen days specified, the party 269 referring a dispute to arbitration may, without the requirement of any further prior notice to the 266 other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly, 267 The award of the sole arbitrator shall be binding on both parties as if it had been appointed by 268 agreement. The two arbitrators properly appointed shall appoint the third arbitrator who shall act 269 as chairman of the Tribunal. 270
b)*This Agreement shall governed by and construed in accordance with Title 9 of the 271
United States Code and tho Law of the State of New York and should any dispute arise out of 272 this Agreement, the matter in dispute shall be referred to three persons at New York, one to 273 be appointed by each of the parties hereto, and the third by the two so chosen: their 274 decision or that of any two of them shall-be final, and for purpose of enforcing any award, this 275
Agreement may be made a rule of the Court. 276 Tho proceedings shall be conducted in accordance with the rules of the Society of Maritime 277 Atbitraters, Inc. New York 278
e)*Any dispute-arising-out of-this Agreement-shall be referred to arbitration at 279 subject to the procedures applicable there. 280
The-laws-of shall-govern this Agreement. 281
* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of 282 deletions, alternative 16 a) to apply. 283
Additional Clauses from 17 to 18 form an integral part of this Memorandum of Agreement

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Appendix to Memorandum of Agreement code-name SALEFORM 1993-dated 9 May 2008-M/V “DAVAKIS G.”
CLAUSE 17
The 20 pet deposit shall be made on the Initial Closing Date as defined in Clause 2.4{b) of the Master Agreement referred to in Clause 31 hereof, The 20 pct deposit and balance of 80 pct together with extra payment for luboils and or bunkers, to be paid on day of delivery at Sellers’ nominated bank provided however that if the Vessel is delivered on the Initial Closing Date, Buyers will not be required to pay the 20% deposit into the joint account referred to in Clause 2 and they will make payment of 100% of the purchase price directly to the Sellers. On delivery of the Vessel, in exchange for payment of the purchase price of the Vessel and extra payment for luboils and/or bunkers, Sellers will provide the Buyers with against delivery documents reasonably needed by Buyers to acquire legal ownership and register the vessel under her new flag. Such documents to be mutually agreed and listed in an Addendum to the Memorandum of Agreement, but shall include, without limitation, the closing deliveries as required by Clause 2.2 and 2.4 of the Master Agreement as well as each party’s respective officer certificate dated the Initial Closing Date setting forth names and signatures of signatories to MOA and other related documents as well certifying and attaching charter documents of such party in effect as of the date of the Initial Closing Date and duly executed shareholder and director resolutions approving the entry into the Master Agreement referred to in Clause 31 hereof, this MOA, other related documents and the transactions contemplated hereby and thereby. Signing of the Addendum shall not delay signing of MoA and lodging of the deposit.
CLAUSE 18
Sellers to confirm in writing on delivery that to the best of their knowledge the vessel:
is not blacklisted by any Arab countries / nations or any other countries or organizations; has not touched bottom since her last dry docking.
CLAUSE 19
All negotiation and eventual sale to be kept strictly private and confidential between all parties involved except where required by Statutory or U.S. Stock listed requirements. However should despite the efforts of all parties involved details of the sale become known or reported in the market neither the Sellers not the Buyers have the right to withdraw from the sale or fail to fulfill all their obligations under this Agreement.
This Memorandum of Agreement is drawn up in two originals with even tenor and date. One original shall be retained by the Sellers and one original shall be retained by the Buyers.
CLAUSE 20
Vessel to be delivered free of cargo, cargo residues and free of any dunnage, with holds swept, clean and dry on completion of last voyage, prior delivery.

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CLAUSE 21
Sellers warrant that on the date hereof and on the date of Vessel’s delivery, the Vessel shall be entitled to trade worldwide within Institute Warranty Limits without restriction or limitation.
Sellers also to confirm on delivery that vessel has not traded during the last two (2) years in CIS Pacific Countries, but if traded, then, a valid Phytosanitary Certificate to be presented.
CLAUSE 22
Canceling date to be sixty (60) days after Initial Closing Date CLAUSE 23
Seller has good and marketable title to. is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Vessel.
CLAUSE 24
Each party hereto is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to enter into this MOA and the transactions contemplated hereby. Each party hereto is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).
CLAUSE 25
Each party hereto has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this MOA and otherwise to carry out its obligations hereunder. The execution and delivery of this MOA and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, other corporate or other action or proceeding on the part of either party hereto is necessary to authorize this MOA or the consummation of the transactions contemplated hereby. This MOA has been duly executed by each party hereto and, when delivered, will constitute the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
CLAUSE 26
The execution, delivery and performance of this MOA by each party hereto and the consummation by such party of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of its respective charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which such party is a party thereto or by which any property or asset of such party is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which such party is subject or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any governmental authority to which such party is subject, or by which any property or asset of such party is bound or affected; except in the case of each of clauses (ii) and {iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).
CLAUSE 27

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Neither party is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental authority or other person or entity in connection with the execution, delivery and performance by such party of this MOA, other than those that have been made or obtained by such party prior to the date of this MOA,
CLAUSE 2S
This Agreement is one of the “MOA“s referred to and defined in (1) the Master Agreement dated the date hereof and executed and delivered concurrently herewith by the Sellers, the Buyers, and others, If there is any inconsistency between the terms and conditions of this Agreement and the& terms and conditions of said Master Agreement with respect to the sale and purchase of the Vessel, then the terms and conditions of this Agreement shall prevail.
Notwithstanding the above, the obligations of each party under this MOA are subject to:
(i) Seanergy obtaining the Initial Closing / Shareholder Approval, as defined in the Master Agreement; and
(ii) The satisfaction or waiver of each of the applicable conditions set forth in Article VIII of the Master Agreement.”
In case Seanergy fails to obtain the Shareholder Approval the Initial Closing as defined in the Master Agreement does not take place as provided in the Master Agreement, this Memorandum of Agreement shall be automatically terminated, cancelled and of no further force and effect without responsibility of any of the parties.
Clause 29 Warranty Claims
At the time of the delivery of the Vessel under this MOA, the Sellers shall, pursuant to the terms of a separate assignment agreement, assign to the Buyers, all of their rights againest the Builder regarding any guarantee claims (Art. 9 of the Shipbuilding Contract). Sellers will act as agent and/or grant a POA to the Buyers to achieve the same effect at no cost to the Sellers and subject to the Buyers’ providing the Sellers with an indemnity in a form acceptable to the Sellers.
Clause 30
if the Charterer does not exercise its option to extend the period of the Charter, then the Owner shall be deemed to have appointed the Charterer as its exclusive chartering broker for the Vessel for a period ending on the second anniversary of the date on which this Agreement enters into effect. The chartering services shall include seeking and negotiating employment for the Vessel and the conclusion of charter parties or other contracts relating to the employment of the Vessel The Owner shall pay the charaterers a commission equal to one point two five per cent (1.25%) of all gross freights and hires received by the Owner under charter perties or other contracts relating to the employment of the Vessel concluded pursuant hereto.
For the Sellers (1) For the Buyers (2) /s/ /s/ NAME:(ELLIGIBLE) NAME:(ELLIGIBLE) TITLE:ATTORNEY IN FACT TITLE: PRESIDENT

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